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                                                               Exhibit A(5)(iii)


                        [Form of Letter to Shareholders]

December 18, 2000

Dear        :

I am writing to you about Weyerhaeuser's unsolicited tender offer. After reviewing the proposal, our Board of Directors unanimously recommended we reject the offer, as it is not in the best interest of our shareholders, our employees or any of our other important constituencies. They are just trying to buy some of the best assets in the industry for a low price while the price of stocks of paper companies are depressed.

We expect further moves by Weyerhaeuser to reinforce their position. Willamette's Board will consider and report to you any new developments when they occur.

In the meantime, I hope you will feel free to contact me, Duane McDougall or Greg Hawley if you have any questions or concerns.

I want to thank you for your continued support and I wish all of you a happy and healthy holiday season.


                                        Best Wishes,




                                        Bill Swindells

P.S. We can be contacted at the corporate headquarters to 503-227-5581.